Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of January 22, 2021 (the “Effective Date”) between TraQiQ, Inc., a California corporation (“TraQiQ”), Rohuma, LLC, a Delaware limited liability company (“Rohuma”), the holders of all of the vested and unvested common units of executing this Agreement and listed on Exhibit A hereto (each an “Rohuma Unitholder” and collectively the “Rohuma Unitholders”) and Sandeep Soni as the “Rohuma Representative”. Rohuma, the Rohuma Unitholders and the Rohuma Representative shall be referred to as the “Rohuma Parties”.

WHEREAS, the Rohuma Unitholders collectively own all of the Rohuma equity (the “Rohuma Units”) which consists of 600,000 common units (which includes 58,125 unvested units) and 300,000 preferred units and the parties have agreed that a portion of the unvested Rohuma Units will vest at the Closing Date all as set forth on Exhibit A; and

WHEREAS, TraQiQ has common stock, par value $.0001 (“Common Stock”) registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

WHEREAS, Rohuma shall be required to elect with the Internal Revenue Service to be taxed as a corporation rather than as a partnership prior to the Closing Date (the “Conversion”);

WHEREAS, subject to the terms and conditions of this Agreement, including completion of the Conversion, the Rohuma Unitholders agree to exchange all of the Rohuma Units for newly issued shares of Common Stock (the “TraQiQ Shares”) such that Rohuma will become a wholly owned subsidiary of TraQiQ following the closing of the Share Exchange Transaction (as hereinafter defined);

WHEREAS, the TraQiQ Shares issued to holders of unvested Rohuma Units shall remain subject to the vesting schedule set forth in Section 1.1(b)(iii) as well as the terms and conditions of a newly adopted TraQiQ equity plan, and a Restricted Stock Agreement; and

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NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and other agreements set forth herein, intending to be legally bound, the parties agree as follows:

Article I
EXCHANGE

Section 1.1 Agreement to Exchange TraQiQ Shares for Rohuma Units. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Rohuma Unitholders shall sell, assign, transfer, convey and deliver to TraQiQ the Rohuma Units (both vested and unvested) set forth opposite their name on Exhibit A hereto representing the total number of the issued and outstanding equity of Rohuma as set forth therein, and TraQiQ shall accept such securities from the Rohuma Unitholders in exchange for the issuance to the Rohuma Unitholders of up to 4,292,220 TraQiQ Shares, both vested and unvested, described below (the “Share Exchange Transaction”):

(a) Issuance to Vested Holders: Up to 4,156,002 TraQiQ Shares shall be issued to holders of vested Rohuma Units of which (i) 2,562,276 TraQiQ Shares will be issued and delivered at the Closing Date, (ii) 996,079 TraQiQ Shares will be issued and delivered into escrow at the Closing Date (the “Escrow”) to be released only pursuant Section 1.1(a)(i) below (the “2021 Shares in Escrow”) and (iii) 597,647 TraQiQ Shares will be issued and delivered into Escrow at the Closing Date to be released only pursuant Section 1.1(a)(ii) below (the “2022 Shares in Escrow” and together with 2021 Shares in Escrow, collectively, the “Escrow Shares”).

(i) If Rohuma achieves gross revenue of U.S. $0.75 million (the “2021 Target”) during the period of January 1, 2021-December 31, 2021 (the “2021 Target Period”), then TraQiQ shall release the 2021 Shares in Escrow to the persons set forth on Exhibit A as of the 2021 Release Date (as defined below). In the event that Rohuma does not achieve the 2021 Target during the 2021 Target Period, a proportional amount of 2021 Shares in Escrow will be released. By way of illustration, if Rohuma achieves a revenue goal of $375,000 (half of the 2021 Target), then half of the 2021 Shares in Escrow (e.g. 498,039), will be released. For purposes of this Section 1.1(a)(i), “2021 Release Date” means five (5) days following the expiration of the 2021 Measurement Period (as defined hereinafter). “2021 Measurement Period” means the sooner of (A) up to twenty-five (25) days following the expiration of the 2021 Target Period in which the TraQiQ determines, in its sole discretion, whether or not the 2021 Target has been achieve, in whole or in part or (B) such earlier date as TraQiQ may agree in writing. All 2021 Shares in Escrow not released shall be cancelled and returned to TraQiQ treasury.

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(ii) If Rohuma achieves gross revenue of U.S. $1.25 million (the “2022 Target”) during the period of January 1, 2022-December 31, 2022 (the “2022 Target Period”), then TraQiQ shall release the 2022 Shares in Escrow to the persons set forth on Exhibit A as of the 2022 Release Date (as defined below). In the event that Rohuma does not achieve the 2022 Target during the 2022 Target Period, a proportional amount of the 2022 Shares in Escrow will be released. By way of illustration, if Rohuma achieves a revenue goal of $625,000 (half of the 2022 Target), then half of the 2022 Shares in Escrow (e.g.298,823), will be released. For purposes of this Section 1.1(a)(ii), “2022 Release Date” means five (5) days following the expiration of the 2022 Measurement Period (as defined hereinafter). “2022 Measurement Period” means the sooner of (A) up to twenty-five (25) days following the expiration of the 2022 Target Period in which the TraQiQ determines, in its sole discretion, whether or not the 2022 Target has been achieve, in whole or in part or (B) such earlier date as TraQiQ may agree in writing. All 2022 Shares in Escrow not released shall be cancelled and returned to TraQiQ treasury.

(b) Issuance to Unvested Holders: Up to 136,218 TraQiQ Shares (the “TraQiQ Plan Shares”) shall be issued to holders of unvested Rohuma Units as set forth on Exhibit A provided that these TraQiQ Plan Shares will remain subject to the vesting provisions in Exhibit A of which: (i) 68,109 TraQiQ Plan Shares will be issued and delivered 12 months after the Closing Date as set forth on Exhibit A and (ii) 68,109 TraQiQ Plan Shares will be issued and delivered 24 months after the Closing Date. For the avoidance of doubt, all TraQiQ Plan Shares as to such recipient shall be forfeited if such recipient is not employed by Rohuma by the expiration of the 2021 Target Period or 2022 Target Period or the vesting date under the TraQiQ stock grant regardless of the reason for such holder’s departure from employment.

(c) Rohuma has presented a business plan to TraQIQ management and board of directors (the “Rohuma Business Plan”) for the two year period following the Closing Date, which Business Plan includes the amount of working capital necessary for Rohuma to achieve the 2021 and 2022 Targets. Material amendments to the Business Plan shall require the consent of the TraQIQ management and/or board of directors. TraQiQ shall use its reasonable efforts to provide Rohuma with working capital in accordance with the then current Business Plan which amounts to $100,000 at closing and in the average amount of up to $30,000 per month starting Q2 2021 during the 2021 Target Period and the 2022 Target Period.

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In accordance with the Rohuma Business Plan, during the 2021 and 2022 calendar year, a minimum of $30,000 will be provided to Rohuma before the 10th day of each calendar month; provided that TraQiQ will be credited for payments in excess of such sum earlier in the year. To the extent that TraQiQ fails to provide working capital to Rohuma at a rate of $30,000 per month as set forth in this Section (a “Potential Default”), Rohuma shall notify TraQiQ of the Potential Default in writing (a “Default Notice”), and TraQiQ shall have sixty days from the date of the Default Notice to cure the Potential Default. If TraQiQ fails to timely cure the Potential Default, then Rohuma shall be deemed to have met the revenue target for such calendar year. An uncured default in 2021 shall not impact the calculation of the 2022 Target. An uncured default shall not impact the timing of the release of the Escrow Shares which shall still occur upon receipt of audited financial statements for the calendar year.

(d) For purposes of this Section, gross revenues and achievement of the applicable target shall be determined when TraQiQ’s independent auditor approves the gross revenue calculation for each Target Period year. TraQiQ shall use its reasonable efforts to make such determination within 60 days of the end of the Target Period.

Section 1.2 Closing. The closing of the Share Exchange Transaction (the “Closing”) shall take place at 5:00 p.m. P.D.T. on the business day after which: (i) each of TraQiQ and the Rohuma Unitholders has executed this Agreement; and (ii) TraQiQ’s board of directors has approved a Form 8-K to be filed with SEC as required under the1934 Act; (iii) TraQiQ’s board of directors has approved the Agreement, including without limitation issuance of the TraQiQ Shares and the TraQiQ Plan Shares; and (iv) all closing conditions have occurred, including without limitation, the Conversion, and (v) any necessary regulatory or governmental consents or waivers have been obtained (hereinafter, the “Closing Date”).

Article II
REPRESENTATIONS AND WARRANTIES OF TraQiQ

TraQiQ hereby represents, warrants and agrees as follows:

Section 2.1 Corporate Organization.

(a) TraQiQ is a corporation duly organized, validly existing and in good standing under the laws of California, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by TraQiQ or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of TraQiQ (a “TraQiQ Material Adverse Effect”);

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(b) Copies of the Articles of Incorporation and Bylaws of TraQiQ are publicly available as exhibits to TraQiQs filings with the Securities and Exchange Commission (“SEC”) and such copies are accurate and complete as of the date of this Agreement.

Section 2.2 Capitalization of TraQiQ.

(a) The authorized and outstanding capital stock of TraQiQ as of the Effective Date consists of 300,000,000 shares of Common Stock, par value $.0001 per share, of which 27,297,960 shares are issued and outstanding and 10,000,000 shares of its Preferred Stock, par value $0.0001 per share, of which 50,000 shares of Series A preferred are currently issued and outstanding. All issued and outstanding shares are duly authorized, validly issued and fully paid.

(b) All of the TraQiQ Shares to be issued on the Closing Date pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable. As of the Closing Date, there will be no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued shares of capital stock of TraQiQ other than as set forth on Schedule 2.2.a.

Section 2.3 Authorization and Validity of Agreements. TraQiQ has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TraQiQ and the consummation by TraQiQ of the transactions contemplated hereby have been duly authorized by all necessary corporate action of TraQiQ, and no other corporate proceedings on the part of TraQiQ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.4 No Conflict or Violation. The execution, delivery and performance of this Agreement by TraQiQ does not and will not violate or conflict with any provision of its Articles of Incorporation or Bylaws, as amended, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which TraQiQ is a party or by which it is bound or to which any of its properties or assets is subject, nor will it result in the creation or imposition of any material lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of TraQiQ, nor will it result in the cancellation, modification, revocation or suspension of any of material license, franchise, or permit to which TraQiQ is bound.

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Section 2.5 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by TraQiQ or the performance by TraQiQ of its obligations hereunder.

Section 2.6 Securities and Exchange Commission Reports. Since July 19, 2017, it has filed all material reports required by the Securities and Exchange Act of 1934 (the “34 Act”).

Section 2.7 Litigation. No action, suit, or proceeding has been instituted or threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Share Exchange Transaction, or which would reasonably be expected to have a TraQiQ Material Adverse Effect. TraQiQ is not a party to any material legal proceeding.

Section 2.8 Subsidiaries. Except as set forth in its most recent Form 10-K and Form 10-Q, TraQiQ does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold, with the power to vote, any shares of the capital stock of any entity (including, without limitation, corporations, partnerships, and joint ventures). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of TraQiQ except as set forth in Schedule 2.2a. Except as already exists, there are no other direct or indirect subsidiaries of TraQiQ which would be or are required to be consolidated or accounted for on the equity method in the consolidated financial statements of TraQiQ prepared in accordance with generally accepted accounting principles.

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Article III
REPRESENTATIONS AND WARRANTIES OF ROHUMA PARTIES

Each Rohuma Party jointly and severally represents and warrants to TraQiQ and agrees as follows:

Section 3.1 Organization.

(a) Rohuma is duly organized, validly existing limited liability company and is in good standing under the laws of the Delaware and has all requisite limited liability company power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction where the nature of the business conducted by Rohuma or the ownership or leasing of their properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Rohuma (.

(b) Copies of the governing documents of Rohuma, with all amendments thereto to the date hereof, have been furnished to TraQiQ, and such copies are accurate and complete as of the date hereof. Rohuma has also provided TraQiQ with a copy of the documents required to consummate the Conversion, including without limitation, the organizational documents of Rohuma following the conversion. The minute books of Rohuma are current as required by law, contain the minutes of all meetings of the governing body and equity holders of Rohuma, respectively, and committees of any governing body of Rohuma from the date of formation as a limited liability company to the date of this Agreement, and adequately reflect all material actions taken by such persons and entities.

Section 3.2 Capitalization of Rohuma; Title. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Rohuma shall have 600,000 common Rohuma Units and 300,000 preferred Rohuma Units issued and outstanding and except as set forth in Schedule 3.2.a, there will be no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any unissued or treasury shares of capital stock of Rohuma. As of the date of this Agreement, the Rohuma Unitholders own and hold the Rohuma Units, as respectively applicable, as set forth on Exhibit A, in each case, free and clear of any and all liens or encumbrances. Rohuma Unitholders each have the power and authority to sell, transfer, assign and delver each such Rohuma Unitholder’s respective Rohuma Units, and will convey to TraQiQ at the Closing Date good and valid title to such Rohuma Units free and clear of any and all liens and encumbrances.

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Section 3.3 Subsidiaries and Equity Investments; Assets. As of the Effective Date and on the Closing Date, Rohuma wholly owns a subsidiary in India and does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity nor any right to acquire any shares or other equity interest in any entity.

Section 3.4 Authorization and Validity of Agreements. Each Rohuma Party has all individual or corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rohuma and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Rohuma are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Rohuma Unitholder which is not a natural person (“Entity Unitholder”) and the consummation of the transactions contemplated hereby by each Entity Unitholder have been duly authorized by all necessary action by the Entity Unitholder and no other proceedings on the part of Rohuma or any Rohuma Unitholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflict or Violation. (a) The execution, delivery and performance of this Agreement by the Rohuma Parties does not and will not violate or conflict with any provision of the constituent documents of Rohuma or any Entity Unitholder, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Rohuma is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Rohuma, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Rohuma is bound, and (b) the execution, delivery and performance of this Agreement by any Entity Unitholder does not and will not violate or conflict with any provision of the constituent documents of such Entity Unitholder, and for all Rohuma Unitholders does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Rohuma Unitholder is bound.

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Section 3.6 Financial Statements. The financial statements of Rohuma for the years ended December 31, 2020 and 2019 consisting of the unaudited balance sheets, statements of operations, statements of cash flows and statement of shareholders’ equity, including all related notes, fairly present in all material respects the financial position of Rohuma as at the respective dates thereof.

Section 3.7 Investment Representations of each Rohuma Unitholder.

(a) The TraQiQ Shares will be acquired hereunder by each Rohuma Unitholder solely for the account of such Rohuma Unitholder, for investment, and not with a view to the resale or distribution thereof, without prejudice, however, to each Rohuma Unitholder’s right at all times to sell or otherwise dispose of all or any part of such shares under the Securities Act of 1933, as amended (the “Securities Act”) and other applicable federal and state securities laws. Each Rohuma Unitholder understands and is able to bear any economic risks associated with such Rohuma Unitholder’s investment in the TraQiQ Shares. Each Rohuma Unitholder has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the TraQiQ Shares to be acquired under this Agreement. Each Rohuma Unitholder further has had an opportunity to ask questions and receive answers from TraQiQ’s management regarding TraQiQ and to obtain additional information (to the extent TraQiQ’s management possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Rohuma Unitholder or to which the Rohuma Unitholder had access.

(b) Rohuma Unitholder Status.

(i) Each Rohuma Unitholder (other than Tapan Raj, Alok Gupta, Anand Hariharan, Pramod Thakur and Kapil Luthra) hereby agrees and acknowledges that it is a “U.S. Person” (as defined below) at the time the Rohuma Unitholder was offered the TraQiQ Shares and as of the date hereof. For the purpose of this Agreement, a “U.S. Person” means:

(A) Any natural person resident in the United States;

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(B) Any partnership or corporation organized or incorporated under the laws of the United States;

(C) Any estate of which any executor or administrator is a U.S. person;

(D) Any trust of which any trustee is a U.S. person;

(E) Any agency or branch of a foreign entity located in the United States;

(F) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(G) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; or

(H) Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investor(s) (as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act) who are not natural persons, estates or trusts.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(ii) Each Rohuma Unitholder understands that no action has been or will be taken in any jurisdiction by TraQiQ that would permit a public offering of the TraQiQ Shares in any country or jurisdiction where action for that purpose is required.

(iii) Each Rohuma Unitholder (except Tapan Raj, Alok Gupta, Anand Hariharan, Pramod Thakur and Kapil Luthra), as of the Effective Date, (X) is located inside the United States, and (Y) is not purchasing the TraQiQ Shares for the account or benefit of any non-U.S. Person, except in accordance with one or more available exemptions from the registration requirements of the 1933 Act or in a transaction not subject thereto.

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(iv) Each Rohuma Unitholder agrees not to resell the TraQiQ Shares except in accordance with the provisions of Regulation D, pursuant to a registration statement under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the 1933 Act.

(v) Each Rohuma Unitholder agrees, as applicable, to include statements in any documentation with regard to TraQiQ Shares to the effect that the securities have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons unless the securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

(vi) No form of “directed selling efforts” (as defined under the 1933 Act), general solicitation or general advertising in violation of the 1933 Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by any Rohuma Unitholder nor any of their representatives in connection with the offer and sale of the TraQiQ Shares.

(c) To the best knowledge of each Rohuma Unitholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the TraQiQ Shares are being acquired by each Rohuma Unitholder for investment purposes.

(d) Each Rohuma Unitholder acknowledges and agrees that the TraQiQ Shares, upon issuance, shall bear the following or similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN TRANSACTION TO A PERSON WHO IS A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION D UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR A NON-U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE 1933 ACT. NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS OR A NON-U.S. PERSON EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION D OR S, RESPECTIVELY, UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

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Section 3.8 Brokers’ Fees. Neither Rohuma nor any Rohuma Unitholder has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.9 Litigation. There is no action, suit, or proceeding which has been instituted or threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Share Exchange Transaction, or which would reasonably be expected to restrict materially the operation of the business of Rohuma or the exercise of any rights with respect thereto or to subject either TraQiQ or Rohuma or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

Article IV
PRE-CLOSING COVENANTS

Section 4.1 Consents and Approvals. Without limitation of the foregoing, the parties shall:

(a) use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

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(b) diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.2 Equity Issuance. From and after the Effective Date until the Closing Date, Rohuma shall not issue any additional equity. TraQiQ shall be entitled to sell Common Stock to investors prior to the Closing Date to provide working capital provided that it provides notice to Rohuma Representative by means of an update to its disclosure of capitalization. The number of shares and share price in any such sale of Common Stock will be determined by TraQiQ’s board of directors in its sole discretion.

Section 4.3 Subsequent Events. Five (5) days prior to the Closing Date, each party will advise the other party in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the Effective Date) would have been required to be set forth or disclosed in or pursuant to this Agreement or which (if existing and known at any time prior to or at the Effective Date) would cause a condition either party’s obligations under this Agreement not to be fully satisfied.

Section 4.4 Updated Schedules. Not less than five business days prior to the Closing Date, both parties will deliver to the other party any updates to the schedules to its representations which may be required to disclose events or circumstances arising after this date. Such schedules will be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the conditions set forth in Article II for TraQiQ’s and Article III for Rohuma ‘s obligations have been met, any such updated schedules delivered to the other party will be disregarded unless TraQiQ OR Rohuma will have agreed to accept any changes reflected in such updated schedules.

Section 4.5 Rights of Access. The Rohuma Parties will provide TraQiQ and to its representatives, including its certified public accountants, full access during normal business hours to all of the property, documents, contracts, books, and records of Rohuma, and such information with respect to its business affairs and properties as TraQiQ from time to time may reasonably request.

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Section 4.6 Extraordinary Transactions. Without the prior written consent of TraQiQ, Rohuma will not, on or after the Effective Date: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities or grant any options to acquire such additional securities; (c) either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or (ii) engage in any discussions concerning such a possible transaction except as explicitly contemplated herein unless the board of directors of Rohuma , based upon the advice of legal counsel, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law; (d) convert the form of entity of Rohuma from that in existence on the Effective Date; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $5,000 or which in the aggregate exceed $10,000; (i) except for increases in the ordinary course of business in accordance with past practices, and except as explicitly contemplated by this Agreement, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law, create or modify any profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (k) enter into any employment or personal services contract with any person or firm, except directly to facilitate the transactions contemplated by this Agreement; nor (l) change the nature or increase the concentration of risk of investments and of cash and cash equivalents.

Section 4.7 Preservation of Business. Rohuma will (a) carry on its business and manage its assets and properties diligently and substantially in the same as heretofore; (b) use commercially reasonable efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (c) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with all those entities having business dealings with it; (d) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (e) conduct its affairs so that at the Closing Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

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Section 4.8 Conversion. Within five (5) days of the execution of this Agreement, Rohuma shall complete the Conversion and provide evidence thereof to TraQiQ.

Article V
CONDITIONS TO OBLIGATIONS OF ROHUMA AND THE ROHUMA UNITHOLDERS

The obligations of Rohuma and each Rohuma Unitholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Rohuma and by Rohuma Representative on behalf of each Rohuma Unitholder in their sole discretion:

Section 5.1 Representations and Warranties of TraQiQ. All representations and warranties made by TraQiQ in this Agreement shall be true and correct on and as of the Closing Date as if again made by TraQiQ as of such date.

Section 5.2 Agreements and Covenants. TraQiQ shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

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Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of TraQiQ shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, or subject a party hereto or any of their directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

Section 5.5 Other Closing Documents. Rohuma shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of TraQiQ or in furtherance of the transactions contemplated by this Agreement as Rohuma or their counsel may reasonably request.

Article VI
CONDITIONS TO OBLIGATIONS OF TRAQIQ

The obligations of TraQiQ to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by TraQiQ in its sole discretion:

Section 6.1 Representations and Warranties of Rohuma Parties. All representations and warranties made by Rohuma Parties in this Agreement shall be true and correct on and as of the Closing Date as if again made by Rohuma Parties on and as of such date.

Section 6.2 Agreements and Covenants. The Rohuma Parties shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

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Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Rohuma, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Other Closing Actions. TraQiQ shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Rohuma Parties or in furtherance of the transactions contemplated by this Agreement as TraQiQ or its counsel may reasonably request including, but not limited to, the Audit Report of its independent third party auditor.

Section 6.6 Conversion. Rohuma shall have completed the Conversion in a manner satisfactory to TraQiQ.

Article VII
POST-CLOSING ACTIONS AND COVENANTS

Section 7.1 Cancellation of Rohuma Units. To the extent that the Rohuma Units are certificated, within five business days after the Closing Date, the holders of Rohuma shares shall deliver original certificates representing all of the Rohuma Units to TRAQIQ along with an executed assignment of such Rohuma Units.

Section 7.2 Issuance of TraQiQ Shares. Within five business days of the Closing Date, TraQiQ shall direct its transfer agent to issue the TraQiQ Shares listed on Exhibit A hereto as “restricted stock” as follows: (i) 996,079 shares subject to the earnout described in Section 1.1(a)(i)-(ii) hereto shall be delivered to TraQiQ in escrow and the records of the transfer agent shall reflect such escrow status; (ii) 2,562,276 of the TraQiQ Shares that are fully vested shall be registered to the persons on Exhibit A hereto, and (ii) the 136,218 TraQiQ Plan Shares that are subject to vesting shall reflect the vesting status on the records of the transfer agent.

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Section7.3 Protections for Escrow Shares. In order to protect the right of the Rohuma Unitholders to earn the Escrow Shares, effective on the Closing Date, Rohuma Representative (as defined in Section 9.1(a) below) shall be appointed as business head of the TraQiQ subsidiary. Unless Sandeep Soni is sooner terminated from such possession by the action of the board of TraQiQ, in such position, Soni shall have the right to manage the business of Rohuma and his services cannot be terminated without reasonable cause and notice during the earnout period i.e; 2021 and 2022.

Article VIII
TERMINATION AND ABANDONMENT

Section 8.1 Methods of Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before Jan 23, 2021, by notice of either TraQiQ or Rohuma to the other party. No Rohuma Unitholder shall have the right to terminate the Agreement.

Article IX
MISCELLANEOUS PROVISIONS

Section 9.1 Appointment of Rohuma Representative.

(a) By virtue of the approval of this Agreement by the Rohuma Unitholders, and without further action of any Rohuma Unitholder, each Rohuma Unitholder shall be deemed to have irrevocably constituted and appointed Sandeep Soni (and by execution of this Agreement Sandeep Soni hereby accepts such appointment) as agent and attorney-in-fact (the “Rohuma Representative”) for and on behalf of each of the Rohuma Unitholders or all of them, with full power of substitution, to act in the name, place and stead of each Rohuma Unitholder or all of them with respect to this Agreement and the consummation of the Share Exchange Transaction, and the taking by the Rohuma Representative of any and all actions and the making of any decisions required or permitted to be taken by the Rohuma Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications; (ii) agree to, negotiate, enter into settlements and compromises of, and comply with court orders with respect to claims made by TraQiQ; (iii) authorize and direct the distribution of Escrow Shares to the Rohuma Unitholders in accordance with the terms of this Agreement, and (iv) take all actions necessary or appropriate in the good faith judgment of the Rohuma Representative for the accomplishment of the foregoing. The power-of-attorney granted in this Section 9.1 is coupled with an interest and is irrevocable, may be delegated by the Rohuma Representative and shall survive the death or incapacity of any Rohuma Unitholder. The identity of the Rohuma Representative and the terms of the agency may be changed, and a successor Rohuma Representative may be appointed, from time to time (including in the event of the death, disability or other incapacity of the Rohuma Representative) by Rohuma Unitholders whose aggregate percentage interests of the Rohuma Units on the Closing Date, calculated on an as-converted basis, exceed fifty percent (50%), and any such successor Unitholder Representative shall succeed the Rohuma Representative as Rohuma Representative hereunder. TraQiQ shall be entitled to rely on the authority of Sandeep Soni as Rohuma Representative unless and until it receives written evidence of a replacement Rohuma Representative. No bond shall be required of the Rohuma Representative, and the Rohuma Representative shall receive no compensation for his services.

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(b) The Rohuma Representative shall not be liable to the Rohuma Unitholders for any losses or damages incurred without gross negligence by the Rohuma Representative while acting in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). TraQiQ shall not be liable, and each of the Rohuma Unitholders shall jointly and severally indemnify TraQiQ and hold it harmless against any losses or damages arising out of or in connection with any actions by the Rohuma Representative, including in the administration of his duties under this Agreement.

(c) From and after the Closing Date, a decision, act, consent or instruction of the Rohuma Representative shall constitute a decision of all Rohuma Unitholders and shall be final, binding and conclusive upon each Rohuma Unitholder, and TraQiQ may rely upon any decision, act, consent or instruction of the Rohuma Representative as being the decision, act, consent or instruction of each Rohuma Unitholder. TraQiQ and Rohuma are hereby relieved from any liability to any person for any acts done by Rohuma Representative and any acts done by TraQiQ in accordance with any such decision, act, consent or instruction of the Rohuma Representative.

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Section 9.2 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.3 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.4 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.5 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Rohuma or the Rohuma Unitholders, to:

Rohuma, LLC.

515 Ocean Avenue 401N

Santa Monica 90402

Attn: Sandeep Soni, CEO

E-mail: sandeep@kringle.ai

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If to TraQiQ, to:

TraQiQ, Inc.

14205 SE 36th Street, Suite 100

Bellevue, WA 98006

Attention: Ajay Sikka, CEO

E-mail: ajay@TraQiQ.com

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

Section 9.7 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, schedules, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.9 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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Section 9.11 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of California, County of Los Angeles, and/or the United States District in Los Angeles, California, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.6.

Section 9.12 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRAQIQ, INC.

By:	/s/ Ajay Sikka
Ajay Sikka
Its:	Chief Executive Officer

Rohuma, LLC.

By:	/s/ Sandeep Soni
Sandeep Soni
Its:	Chief Executive Officer

Rohuma Representative

/s/ Sandeep Soni
Sandeep Soni

[ROHUMA Unitholder signatures on next page]

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ROHUMA UNITHOLDERS

Sandeep Soni		Jacob Kalaj

By:	/s/ Sandeep Soni	By:	/s/ Jacob Kala
	Sandeep Soni		Jacob Kalaj

Tapan Raj		Anand Hariharan

By:	/s/ Tapan Raj	By:	/s/ Anand Hariharan
	Tapan Raj		Anand Hariharan

Aroon Chinai		Kapil Luthra

By:	/s/ Aroon Chinai	By:	/s/ Kapil Luthra
	Aroon Chinai		Kapil Luthra

Alok Gupta

By:	/s/ Alok Gupta
Alok Gupta

Pramod Thakur

By:	/s/ Pramod Thakur
Pramod Thakur

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EXHIBIT A

ROHUMA UNITHOLDERS/

TraQiQ/Rohuma Conversion CAP Table

								Transfer of vested shares		Transfer of unvested shares
								closing	12 months	24 months	12 months	24 months
Rohuma Member	Common Units	Preferred Units	Total Units	%	Total TraQiQ	Current vesting	Unvested	60%	25%	15%	50%	50%
Tapan Raj	300,000	0	300,000		1,430,741	1,356,223	74,518	813,734	339,056	203,433	37,259	37,259
Sandeep Soni	210,000	300,000	510,000		2,432,259	2,432,259	0	1,459,355	608,065	364,839	0	0
Aroon Chinai-Inv	9,000	0	9,000		42,922	42,922	0	42,922			0	0
Alok Gupta	9,000	0	9,000		42,922	32,639	10,283	19,583	8,160	4,896	5,142	5,142
Pramod Thakur	9,000	0	9,000		42,922	32,639	10,283	19,583	8,160	4,896	5,142	5,142
Jacob Kalaj	18,000	0	18,000		85,844	65,278	20,567	39,167	16,319	9,792	10,283	10,283
Anand Hariharan	18,000	0	18,000		85,844	65,278	20,567	39,167	16,319	9,792	10,283	10,283
Aroon Chinai - advisory	9,000	0	9,000		42,922	42,922	0	42,922			0	0
Kapil Luthra-inv	9,000	0	9,000		42,922	42,922	0	42,922			0	0
Kapil Luthra -Advisory	9,000	0	9,000		42,922	42,922	0	42,922			0	0
	600,000	300,000	900,000		4,292,220	4,156,002	136,218	2,562,276	996,079	597,647	68,109	68,109
					4,292,220			4,156,002		136,218
								4,292,222

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Schedule 2.2.a

Capitalization of TraQiQ

List of Outstanding Warrants, Options, or other Convertible Rights

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001514056

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Schedule 3.2.a

List of Rohuma Outstanding Warrants, Options, or other Convertible Rights

NONE

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